Exhibit 10.5

XENCOR, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Xencor, Inc. (“Xencor”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service on and following the date of the underwriting agreement between Xencor and the underwriters managing the initial public offering of the common stock of Xencor (the “Common Stock”) pursuant to which the Common Stock is priced in such initial public offering (the “Effective Date”). This policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

Each Eligible Director will be paid $8,750 for each regular meeting of the Board at which such Eligible Director attends in person.  In addition, the chairman of the Board will be paid an additional $6,250 for each regular meeting of the Board at which such chairman attends in person.  The Compensation Committee of the Board may, in its discretion, consider exceptions to the foregoing requirement that Eligible Directors attend regular meetings in person.

Eligible Directors who are members of the Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee will additionally be paid the following annual cash compensation amounts, payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual and meeting cash fees are vested upon payment.

1.                                      Annual Committee Chair Service Retainer:

a.                                      Chairman of the Audit Committee: $15,000

b.                                      Chairman of the Compensation Committee: $10,000

c.                                       Chairman of the Nominating & Corporate Governance Committee: $7,500

3.                                      Annual Committee Member (other than Committee Chair) Service Retainer:

a.                                      Member of the Audit Committee: $7,500

b.                                      Member of the Compensation Committee: $5,000

c.                                       Member of the Nominating & Corporate Governance Committee: $3,500

Equity Compensation

The equity compensation set forth below will be granted under the Xencor, Inc. 2013 Equity Incentive Plan (the “Plan”) as may be amended from time to time. All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to

100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1.                                      Initial Grant: On the date of the Eligible Director’s initial election to the Board, for each Eligible Director who is first elected to the Board following the Effective Date (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 15,000 shares.  For the avoidance of doubt, Eligible Directors who are serving on the Board at the Effective Date will not be awarded an initial grant. One-third of the shares subject to each stock option will vest on the one year anniversary of the date of grant and the balance of the shares will vest in a series of 24 equal monthly installments thereafter, such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

2.                                      Annual Grant: On the date of each of Xencor’s annual stockholder meeting held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board (or who is first elected to the Board at such annual stockholder meeting) will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 7,500 shares. The shares subject to the stock option will vest on the one year anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date and will vest in full upon a Change in Control (as defined in the Plan).